Castle Brands Announces Fiscal 2013 Second Quarter Results

Net Sales Increase 9.8% on Strong Case Sales Growth

NEW YORK— November 19, 2012 — Castle Brands Inc. (NYSE MKT: ROX), a developer and international marketer of premium and super-premium branded spirits and wine, today reported financial results for the three and six month periods ended September 30, 2012.

Operating highlights for quarter ended September 30, 2012:

•	Net sales increased 9.8% to $10.3 million for the quarter ended September 30, 2012, as compared to $9.4 million for the comparable prior-year period

•	Total case sales of beverage alcohol products increased 7.6% to 92,704 cases compared to 86,148 cases in the prior-year period

•	Gosling’s rum case sales increased 16.3% from the prior-year period

•	Gosling’s Stormy Ginger Beer case sales increased 45.5% to 74,959 cases compared to 51,520 cases in the prior-year period

•	EBITDA, as adjusted, improved by 74.9% to a loss of ($0.1) million, compared to a loss of ($0.5) million for the three months ended September 30, 2011

“We continue to increase net sales year-over-year, bringing us closer to profitability. The positive momentum in our business reflects the strength of our portfolio of premium brands, such as Gosling’s rum and Jefferson’s Bourbons,” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands. “We are pleased with the growth our brands are experiencing due to our experienced sales team, growing points of distribution and effective marketing programs. We are selectively pursuing new brands, joint ventures and acquisitions in an effort to further enhance our portfolio.”

“The strong organic growth of our spirits business, coupled with effective cost control efforts, led to improved results in the quarter. Jefferson’s in particular has seen growth accelerate with the launch of Jefferson’s Rye, the continued expansion of our barrel program and the addition of listings in important Control States,” stated John Glover, Chief Operating Officer of Castle Brands.

In the fiscal 2013 second quarter, the Company had net sales of $10.3 million, a 9.8% increase from $9.4 million in the prior-year period. Loss from operations was ($0.5) million for the three months ended September 30, 2012, an improvement of 30.7% from a loss of ($0.8) million for the comparable fiscal 2012 period. The Company had a net loss attributable to common shareholders of ($1.1) million, or $(0.01) per basic and diluted share, in the fiscal 2013 second quarter, compared to a net loss attributable to common shareholders of ($1.0) million or $(0.01) per basic and diluted share, in the comparable fiscal 2012 period.

EBITDA, as adjusted, for the second quarter of fiscal 2013 improved to a loss of ($0.1) million, compared to a loss of ($0.5) million for the prior-year period.

For the six months ended September 30, 2012, the Company had net sales of $20.0 million, a 19.3% increase from $16.8 million in the prior-year period. Loss from operations was ($1.3) million for the six months ended September 30, 2012, an improvement of 39.6% from a loss of ($2.1) million for the comparable fiscal 2012 period. The Company had a net loss attributable to common shareholders of ($2.1) million, or $(0.02) per basic and diluted share, in the first six months of fiscal 2013, compared to a net loss attributable to common shareholders of ($3.1) million or $(0.03) per basic and diluted share, in the comparable fiscal 2012 period.

EBITDA, as adjusted, for the first six months of fiscal 2013 improved to a loss of ($0.6) million, compared to a loss of ($1.6) million for the prior-year period.

Non-GAAP Financial Measures
Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to operating income (loss) or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowance for doubtful accounts, non-cash compensation expense, gain (loss) from equity investment in non-consolidated affiliate, foreign exchange, net change in fair value of warrant liability, net income attributable to noncontrolling interests and dividend to preferred shareholders is a key metric the Company uses in evaluating its financial performance on a consistent basis across various periods. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or are based on management’s estimates, such as allowance accounts, are due to changes in valuation, such as the effects of changes in foreign exchange or fair value of warrant liability, or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. Reconciliation of net loss to EBITDA, as adjusted, is presented below.

About Castle Brands Inc.
Castle Brands is a developer and international marketer of premium beverage alcohol brands including: Gosling’s Rum®, Jefferson’s®, Jefferson’s Presidential SelectTM and Jefferson’s Reserve® bourbon, Boru® vodka, Pallini® Limoncello, Raspicello and Peachcello, Knappogue Castle Whiskey®, Clontarf® Irish whiskey, Betts & SchollTM wines, cc: winesTM, Celtic Honey® liqueur, Brady’s® Irish Cream, A. De Fussigny® cognacs, Travis Hasse’s Original® liqueurs, Gozio® amaretto and TierrasTM tequila. Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements
This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, related to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities and our cost reduction efforts, the effect of competition in our industry and economic and political conditions generally, including the current recessionary economic environment and concurrent market instability. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2012 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012 filed with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

INVESTOR CONTACTS:
Castle Brands Inc.
Investor Relations
(646)-356-0200
info@castlebrandsinc.com
www.castlebrandsinc.com

CASTLE BRANDS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,		Six months ended September 30,
	2012	2011	2012	2011
Sales, net*	$10,317,737	$9,399,954	$20,037,164	$16,792,338
Cost of sales*	6,594,889	6,107,115	12,881,664	10,753,210
Provision for obsolete inventory	100,000	—	100,000	—

Gross profit	3,622,848	3,292,839	7,055,500	6,039,128

Selling expense	2,770,866	2,656,399	5,393,858	5,263,180
General and administrative expense	1,159,606	1,185,713	2,488,206	2,454,113
Depreciation and amortization	229,857	225,811	460,939	453,956

Loss from operations	(537,481)	(775,084)	(1,287,503)	(2,132,121)

Other expense	(16)	—	(16)	—
Gain (loss) from equity investment in non-consolidated affiliate	(11,075)	108	(10,727)	(17,349)
Foreign exchange loss	(218,113)	(116,387)	(22,172)	(238,462)
Interest expense, net	(136,816)	(176,731)	(247,837)	(354,272)
Net change in fair value of warrant liability	162,607	209,899	71,279	185,025
Income tax benefit	37,038	37,038	74,076	74,076

Net loss	(703,856)	(821,157)	(1,422,900)	(2,483,103)
Net income attributable to noncontrolling interests	(197,440)	(99,514)	(307,897)	(204,578)

Net loss attributable to controlling interests	(901,296)	(920,671)	(1,730,797)	(2,687,681)

Dividend to preferred shareholders	(184,199)	(49,927)	(364,150)	(379.387)

Net loss attributable to common shareholders	$(1,085,495)	$(970,598)	$(2,094,947)	$(3,067,068)

Net loss per common share, basic and diluted, attributable to common shareholders	(0.01)	(0.01)	(0.02)	(0.03)

Weighted average shares used in computation, basic and diluted, attributable to common shareholders	108,491,137	107,452,007	108,441,966	107,327,758

• Sales, net and Cost of sales include excise taxes of $1,532,880 and $1,497,879 for the three months ended September 30, 2012 and 2011, respectively, and $2,914,421 and $2,713,498 for the six months ended September 30, 2012 and 2011, respectively.

See accompanying notes to the unaudited condensed consolidated financial statements.

CASTLE BRANDS INC. AND SUBSIDIARIES
Reconciliation of Net Loss to EBITDA, as adjusted

	Three months ended		Six months ended
	September 30,		September 30,
	2012	2011	2012	2011
Net loss attributable to common shareholders	$(1,085,494)	$(970,598)	$(2,094,946)	$(3,067,069)

Adjustments:
Interest expense, net	136,816	176,731	247,837	354,272
Income tax benefit	(37,038)	(37,038)	(74,076)	(74,076)
Depreciation and amortization	229,857	225,811	460,939	453,956

EBITDA (loss)	(755,859)	(605,094)	(1,460,246)	(2,332,917)

Allowance for doubtful accounts	6,000	11,123	12,000	18,034
Allowance for obsolete inventory	100,000	—	100,000	—
Stock-based compensation expense	79,748	52,737	138,928	84,513
Other expense	16	—	16	—
Gain (loss) from equity investment in non-consolidated affiliate	11,075	(108)	10,727	17,349
Foreign exchange loss	218,113	116,387	22,172	238,462
Net change in fair value of warrant liability	(162,607)	(209,899)	(71,279)	(185,025)
Net income attributable to noncontrolling interests	197,440	99,515	307,898	204,578
Dividend to preferred shareholders	184,199	49,927	364,150	379,387

EBITDA, as adjusted	(121,875)	(485,412)	(575,634)	(1,575,619)

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